NEWS RELEASE

BROOKFIELD HOMES ANNOUNCES THIRD QUARTER NET NEW ORDERS AND

NOTICE OF THIRD QUARTER CONFERENCE CALL AND WEBCAST

Del Mar, California, October 5, 2004 — (BHS: NYSE)

Net New Orders

Our net new orders for the three months ended September 30, 2004 totaled 301 units, a decrease of 90 units compared to the same period last year. Our net new orders during the quarter were down, when compared to the same period in 2003, as fewer homes were available for sale within a number of our communities nearing build out. The exception was San Diego/Riverside where a number of new projects came on stream.

We remain on track to close 1,850 homes in 2004, an increase of 322 units over last year. As well, our increase in net new orders for the nine months ended September 30, 2004 positions us to have a year-end backlog of 30% of our planned 2005 home closings.

A summary by region of the net new orders and active selling communities follows:

	Net New Orders				Active Selling Communities
	Three months ended		Nine months ended		Three months ended
	September 30		September 30		September 30
	2004	2003	2004	2003	2004	2003
San Francisco Bay Area	46	81	317	269	5	6
Southland / Los Angeles	32	108	308	267	3	4
San Diego / Riverside	160	69	564	400	8	3
Northern Virginia	63	133	321	456	11	14

	301	391	1,510	1,392	27	27

Webcast and Conference Call for Investors and Analysts

You are invited to participate in Brookfield Homes’ Third Quarter Conference Call on Wednesday, November 3, 2004 at 11:00 a.m. (ET) to discuss our results and current business initiatives with members of senior management.

Brookfield Homes will release its 2004 third quarter financial results on Tuesday, November 2nd at approximately 5:00 p.m. (EST), and they will be available on our website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Our supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.

To participate in the Conference Call, please dial 416-695-6140 or 1-800-766-6630, toll free in North America, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight Wednesday, November 17, 2004. To access this rebroadcast, please call 416-695-9772 or 1-877-244-9113, toll free in North America and enter the pin code 4550.

Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 23,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning projected 2004 home closings and year-end backlog and those statements preceded by, followed by, or that include the words “planned”, “projected”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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